UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2012

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip code)

(702) 693-7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 22, 2012, MGM China Holdings Limited (“MGM China”), an indirect majority-owned subsidiary of MGM Resorts International (the “Company”), and MGM Grand Paradise, S.A., a wholly owned subsidiary of MGM China (“MGM Grand Paradise,” and together with MGM China, the “Borrowers”), entered into agreements with certain lenders pursuant to which MGM Grand Paradise’s existing US$950 million senior secured credit facilities, dated July 27, 2010, will be amended and restated in their entirety (the “New Facility Agreement”). The New Facility Agreement is expected to close on October 29, 2012, subject to customary closing and documentary conditions.

The New Facility Agreement was entered into with (i) Bank of China Limited, Macau Branch, Industrial and Commercial Bank of China (Macau) Limited, Bank of America, N.A., Crédit Agricole Corporate and Investment Bank, Deutsche Bank AG, Hong Kong Branch, The Royal Bank of Scotland plc, Singapore Branch, Sumitomo Mitsui Banking Corporation and Banco Nacional Ultramarino, S.A., as mandated lead arrangers, (ii) JPMorgan Chase Bank, N.A., UBS AG Hong Kong Branch, BNP Paribas Hong Kong Branch, Barclays Bank PLC and The Bank of Nova Scotia, as lead arrangers, (iii) Wing Lung Bank Limited, Macau Branch, Banco Comercial de Macau, S.A., Morgan Stanley Senior Funding, Inc. and Tai Fung Bank Limited, as senior managers, (iv) certain other lenders party thereto and (v) the guarantors named therein.

The New Facility Agreement includes a US$550 million term loan and a US$1.45 billion revolving credit facility (the “New Facilities”), of which US$500 million is conditioned on the land concession contract for the proposed Cotai resort and casino being published in the Official Gazette of Macau. The New Facility Agreement extends the term of the original facilities for a five year period ending October 29, 2017.

The New Facilities will bear interest at a fluctuating rate per annum based on HIBOR plus a margin, initially set for a six month period at 2.50% per annum, but thereafter the margin (in the range of 1.75% to 2.50% per annum) will be determined on MGM China’s leverage ratio.

The material subsidiaries of MGM China will guarantee the New Facilities, and MGM China, MGM Grand Paradise and such subsidiaries will grant a first priority security interest in substantially all of their assets to secure the New Facility Agreement.

The proceeds of the New Facilities will be used to refinance the existing credit facilities of MGM Grand Paradise, S.A., future development opportunities including Cotai, and for general corporate purposes of MGM China and its subsidiaries.

The New Facility Agreement contains customary representations and warranties, events of default, affirmative covenants and negative covenants, which impose restrictions on, among other things, the ability of MGM China and its subsidiaries to make investments, pay dividends and sell assets, and to incur additional debt and additional liens. MGM China is also required to maintain compliance with a maximum consolidated total leverage ratio and a minimum interest coverage ratio.

The representations, warranties and covenants contained in the New Facility Agreement were made only for purposes of the New Facility Agreement and as of the specific date (or dates) set forth therein, and were solely for the benefit of the parties to the New Facility Agreement and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the New Facility Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the New Facility Agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of MGM China.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(a)          Not applicable.

(b)         Not applicable.

(c)          Not applicable.

(d)         Exhibits:

Exhibit No.	Description

10.1

Supplemental Agreement, dated October 22, 2012, between MGM China Holdings Limited and MGM Grand Paradise, S.A., certain Lenders and Arrangers named therein, Bank of America, N.A., Hong Kong Branch, as Facility Agent and Issuing Bank, and Banco Nacional Ultramarino, S.A., as Security Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 24, 2012

MGM Resorts International

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Vice President, Deputy General Counsel & Assistant Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1

Supplemental Agreement, dated October 22, 2012, between MGM China Holdings Limited and MGM Grand Paradise, S.A., certain Lenders and Arrangers named therein, Bank of America, N.A., Hong Kong Branch, as Facility Agent and Issuing Bank, and Banco Nacional Ultramarino, S.A., as Security Agent.